Exhibit 99.1

P.O. Box 4324
Houston, TX 77210
(713) 381-6500

Duncan Energy Partners Reports Third Quarter 2008 Results

Houston, Texas (October 23, 2008) - Duncan Energy Partners L.P. (NYSE: DEP) today announced its financial results for the three and nine months ended September 30, 2008.  The partnership reported net income of $3.8 million for the third quarter of 2008, or $0.18 per common unit on a fully diluted basis, compared to net income of $4.5 million, or $0.22 per common unit on a fully diluted basis, for the third quarter of 2007.  Net income for the third quarter of 2008 was negatively impacted by $1.8 million, or $0.09 per unit on a fully diluted basis, from property damage repair expenses and estimated lost business as a result of Hurricanes Gustav and Ike.

The partnership generated distributable cash flow of $7.6 million in the third quarter of 2008 compared to $8.7 million in the third quarter of 2007.   Distributable cash flow for the third quarter of 2008 was reduced by approximately $1.2 million from lost business due to the hurricanes.  On October 15, 2008, the Board of Directors of DEP’s general partner declared a quarterly distribution to its limited partners with respect to the third quarter of 2008 of $0.42 per common unit, or $1.68 per unit on an annualized basis, representing a 2.4 percent increase over the $0.41 per unit quarterly distribution that was paid with respect to the third quarter of 2007.  Distributable cash flow for the third quarter of 2008 provided 0.9 times coverage of the cash distribution to be paid to limited partners.  For the nine months ended September 30, 2008, distributable cash flow provided 1.1 times coverage of the distributions paid and to be paid to limited partners.  Distributable cash flow is a non-generally accepted accounting principle (or “non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable U.S. generally accepted accounting principle (“GAAP”) financial measure, net cash flows provided by operating activities.

Revenue increased 46 percent to $321.4 million for the third quarter of 2008 from $220.6 million for the third quarter of 2007.  Gross operating margin increased 9 percent to $20.9 million for the quarter compared to $19.1 million for the third quarter of 2007.  Earnings before interest, taxes, depreciation, amortization and accretion (“EBITDA”) was $12.4 million for the third quarter of 2008 versus $12.6 million for the same period in 2007.  Gross operating margin and EBITDA are non-GAAP financial measures that are defined and reconciled later in this press release to their most directly comparable GAAP financial measure.

 “Despite the impact on our operations from Hurricanes Gustav and Ike, we reported solid results for the third quarter of 2008, as reflected by our increased revenues and gross operating margin,” said Richard H. Bachmann, president and chief executive officer of the general partner of DEP. “Increased natural gas sales margins from the Acadian Gas Pipeline system during the quarter helped to offset overall lower gas transportation volumes on the pipeline and lower propylene volumes transported on the Lou-Tex Propylene Pipeline.  Through nine months of this year, we have generated higher gross operating margin and distributable cash flow compared to the same period in 2007 with our commercial businesses consistently delivering strong results.  We expect these businesses to continue to perform well for the remainder of this year and the foreseeable future.”

Review of Segment Quarterly Performance

The results reported below reflect operations of DEP for the three months ended September 30, 2008, compared to operations for the comparable three month period in 2007.

DEP owns a 66 percent equity interest in the assets described below, and Enterprise Products Operating LLC (“EPO”) owns the remaining 34 percent equity interest.  EPO is a wholly-owned subsidiary of Enterprise Products Partners L.P. and owns the general partner of DEP.  EPO’s interest in DEP’s subsidiaries is accounted for on our financial statements as “Parent Interest” in a manner similar to minority interest.  However, from a gross operating margin standpoint, the amounts shown are on a 100 percent basis before the deduction for Parent Interest.

NGL & Petrochemical Storage Services – Gross operating margin for the third quarter of 2008 increased to $9.2 million from $7.7 million in the third quarter of 2007.  The increase was due primarily to an operational measurement gain of $1.1 million in the third quarter of 2008 compared to a $0.9 million operational measurement loss in the third quarter of 2007.  In the partnership agreement for Mont Belvieu Caverns, LLC, operational measurement gains and losses are allocated to EPO through its Parent Interest.  As such, EPO is required to contribute cash to Mont Belvieu Caverns for operational measurement losses and is entitled to receive distributions for operational measurement gains.  Net of measurement gains and losses allocated to EPO, gross operating margin was $8.1 million for the third quarter of 2008 compared to $8.6 million for the third quarter of 2007.  Storage revenues increased quarter-to-quarter primarily as a result of higher excess throughput storage fees and volumes.  Higher operating expenses in the third quarter of this year, which includes approximately $0.6 million of property damage repair expenses resulting from Hurricane Ike, offset the increase in revenues.  Gross operating margin for the third quarter of 2008 was also impacted by an estimated $0.9 million of lost business due to lower volume as a result of Hurricane Ike.

Onshore Natural Gas Pipelines & Services – Gross operating margin for the third quarter of 2008 increased 37 percent to $4.5 million from $3.3 million in the third quarter of 2007, primarily due to improved natural gas sales margins on the Acadian gas pipeline system.  Included in operating expenses this quarter was approximately $0.3 million of repair expenses due to damages incurred from Hurricanes Gustav and Ike.  Total natural gas volumes, which include both transportation and sales volumes, were 693 billion British thermal units per day (“BBtus/d”) compared to 761 BBtus/d in the third quarter of 2007.

Petrochemical Pipeline Services –   Gross operating margin for the third quarter of 2008 was $2.5 million compared to $3.0 million for the third quarter of 2007, primarily due to lower transportation volumes on the Lou-Tex propylene pipeline.  The Lou-Tex propylene pipeline was impacted by approximately $0.9 million from a loss in volumes due to downtime as a result of Hurricanes Gustav and Ike during the third quarter of 2008.  Total petrochemical transportation volumes averaged 33,000 barrels per day (“BPD”) for the third quarter of 2008, down from 39,000 BPD for the third quarter last year.

NGL Pipeline Services –   This segment generated gross operating margin of $4.7 million during the third quarter of 2008, down slightly from $5.1 million in the third quarter of 2007 primarily due to higher ad valorem and repair and maintenance expenses in the third quarter of 2008.  Dedicated natural gas liquid volumes averaged 73,000 BPD in the third quarter of both 2008 and 2007.

Capitalization

Total debt outstanding at September 30, 2008 was $212 million.  DEP had total liquidity of approximately $100 million from unrestricted cash and availability under the partnership's $300 million credit facility.

Management for DEP will discuss third quarter results during the Enterprise Products Partners L.P. earnings conference call with analysts and investors scheduled for 9:00 a.m. CT today.  The call will be broadcast live over the Internet and may be accessed by visiting the partnership's website at www.deplp.com.

Basis of Presentation of Financial Information

The partnership’s results of operations for 2007 are reported separately from those of its predecessor, Duncan Energy Partners Predecessor, following completion of the partnership’s initial public offering (“IPO”) on February 5, 2007 (effective February 1, 2007 for financial accounting and reporting purposes). We acquired substantially all of the assets and operations of Duncan Energy Partners Predecessor that are included in our consolidated financial statements.

There were a number of agreements and other items that went into effect at the time of our IPO that affect the comparability of the partnership’s operating results for the nine months ended September 30, 2008 with the combined historical operating results of the partnership and Duncan Energy Partners Predecessor for the nine months ended September 30, 2007. These agreements and other items include:

▪	The fees Mont Belvieu Caverns, LLC (“Mont Belvieu Caverns”) charges EPO for underground storage services increased to market rates as a result of new agreements.

▪	Storage well measurement gains and losses are retained by EPO rather than being allocated to Mont Belvieu Caverns.

▪
A special allocation of operational measurement gains and losses to EPO from Mont Belvieu Caverns, which results in such gains and losses not impacting the net income or loss of Mont Belvieu Caverns.  However, operational measurement gains and losses continue to be a component of gross operating margin.

▪	Transportation revenues recorded by Enterprise Lou-Tex Propylene Pipeline L.P. and Sabine Propylene Pipeline L.P. decreased due to the assignment of certain exchange agreements to us by EPO.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include non-GAAP financial measures of gross operating margin, distributable cash flow, and EBITDA. The press release provides reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other GAAP measure of liquidity or financial performance.

Gross operating margin - We evaluate segment performance based on the non-GAAP financial measure of gross operating margin. Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations. This measure forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results. The GAAP measure most directly comparable to total segment gross operating margin is operating income. Our non-GAAP financial measure of total segment gross operating margin should not be considered as an alternative to GAAP operating income.

We define total (or combined) segment gross operating margin as operating income before: (i) depreciation, amortization and accretion expense; (ii) gains and losses from asset sales and related transactions; and (iii) general and administrative expenses. Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, extraordinary charges, Parent interest in income of subsidiaries and the cumulative effect of changes in accounting principles. Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of any intersegment and intrasegment transactions. In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.

We include equity earnings from Evangeline Gas Pipeline Company L.P. and Evangeline Gas Corp. (collectively, “Evangeline”) in our measurement of segment gross operating margin and operating income. Our equity investment in Evangeline is a vital component of our business strategy and important to the operations of our Acadian natural gas system. This method of operation enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a stand-alone basis. Evangeline performs complementary roles to the other business operations of Acadian Gas, LLC (“Acadian Gas”).  As circumstances dictate, we may increase our ownership interest in Evangeline or make other equity method investments.

Distributable cash flow - We define distributable cash flow for Duncan Energy Partners as net income or loss adjusted for: (i) the addition of depreciation, amortization and accretion expense; (ii) the addition of cash distributions received from Evangeline, if any, less equity in the earnings of Evangeline; (iii) the subtraction of sustaining capital expenditures; (iv) the addition of losses or subtraction of gains from asset sales and related transactions; (v) cash proceeds from asset sales, the return of investment from unconsolidated affiliates or related transactions; (vi) the addition of losses or subtraction of gains on the monetization of financial instruments recorded in accumulated other comprehensive income, if any, less related amortization of such amounts to earnings; (vii) the addition or subtraction of other miscellaneous non-cash amounts (as applicable) that affect net income or loss for the period; and (viii) the subtraction of Parent interest in the foregoing adjustments.  Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Senior management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners. Using this data, management computes our distribution coverage ratio.

Distributable cash flow is also an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distribution. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership pays to a unitholder). The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

EBITDA - We define EBITDA as net income or loss plus interest expense, provision for income taxes and depreciation, accretion and amortization expense, with all such adjustments to net income or loss determined net of the Parent interest in subsidiary amounts. EBITDA is commonly used as a supplemental financial measure by management and by external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (i) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (ii) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; and (iii) the viability of projects and the overall rates of return on alternative investment opportunities. Since EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the EBITDA data presented in the press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to EBITDA is net cash flows provided by operating activities.

Company Information and Use of Forward Looking Statements

Duncan Energy Partners is a publicly traded partnership that provides midstream energy services, including gathering, transportation, marketing and storage of natural gas, in addition to transportation and storage of NGLs and petrochemicals. Duncan Energy Partners' assets, located primarily in the Gulf Coast region of Texas and Louisiana, include interests in more than 1,000 miles of natural gas pipelines with a transportation capacity of approximately 1 Bcf per day; nearly 600 miles of NGL and petrochemical pipelines featuring access to the world's largest fractionation complex at Mont Belvieu, Texas; and 33 underground salt dome caverns with about 100 MMBbls of NGL storage capacity.

This press release contains various forward-looking statements and information that are based on Duncan Energy Partners' beliefs and those of its general partner, as well as assumptions made by and information currently available to Duncan Energy Partners. When used in this press release, words such as "anticipate," "project," "expect," "plan," "goal," "forecast," "intend," "could," "believe," "may," and similar expressions and statements regarding the plans and objectives of Duncan Energy Partners for future operations, are intended to identify forward-looking statements. Although Duncan Energy Partners and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Duncan Energy Partners nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Duncan Energy Partners' actual results may vary materially from those it anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Duncan Energy Partners' results of operations and financial condition are:

▪	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

▪	the effects of the combined company's debt level on its future financial and operating flexibility;

▪	a reduction in demand for its products by the petrochemical, refining or heating industries;

▪	a decline in the volumes of NGLs delivered by its facilities;

▪	the failure of its credit risk management efforts to adequately protect it against customer non-payment;

▪	terrorist attacks aimed at its facilities; and,

▪	the failure to successfully integrate our operations with companies, if any, that we may acquire in the future.

Duncan Energy Partners has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:	Randy Burkhalter, Investor Relations, (713) 381-6812, www.deplp.com
Rick Rainey, Media Relations, (713) 381-3635

###

Exhibit A
Duncan Energy Partners L.P.
Statements of Consolidated Operations – UNAUDITED
For the Three Months Ended September 30, 2008 and 2007; Nine Months Ended September 30, 2008;
   Eight Months Ended September 30, 2007; and One Month Ended January 31, 2007
(Dollars in thousands, except per unit amounts)

					Duncan Energy
					Partners
	Duncan Energy Partners				Predecessor
	For the Three		For the Nine	For the Eight	For the One
	Months Ended September 30,		Months Ended September 30,		Month Ended
	2008	2007	2008	2007	January 31, 2007
Revenue	$321,365	$220,572	$943,539	$591,342	$66,674
Costs and expenses:
Operating costs and expenses	309,153	208,657	905,103	555,799	61,187
General and administrative costs	1,614	1,146	5,333	2,529	477
Total costs and expenses	310,767	209,803	910,436	558,328	61,664
Equity in income (loss) of Evangeline	311	(5)	697	155	25
Operating income	10,909	10,764	33,800	33,169	5,035
Other income (expense):
Interest expense	(2,887)	(3,180)	(8,355)	(6,721)	--
Interest income	168	130	426	503	--
Total other expense	(2,719)	(3,050)	(7,929)	(6,218)	--
Income before provision for income taxes and parent
interest in income of subsidiaries	8,190	7,714	25,871	26,951	5,035
Provision for income taxes	(39)	(32)	(67)	(146)	--
Income before parent interest in income of subsidiaries	8,151	7,682	25,804	26,805	5,035
Parent interest in income of subsidiaries (see Exhibit E)	(4,348)	(3,188)	(9,365)	(13,840)	--
Net income	$3,803	$4,494	$16,439	$12,965	$5,035

Allocation of net income to:
Limited partners	$3,727	$4,404	$16,110	$12,706	n/a
General partner	$76	$90	$329	$259	n/a
Per unit data (fully diluted):
Net income per unit	$0.18	$0.22	$0.79	$0.63	n/a
Average LP units outstanding (in 000s)	20,302	20,302	20,302	20,302	n/a
Other financial data:
Net cash flows provided by (used in) operating activities	$10,974	$22,086	$21,897	$86,981	$(3,535)
Net cash used in investing activities	$17,883	$45,865	$117,955	$128,553	$4,999
Net cash provided by financing activities	$6,405	$21,576	$106,705	$45,362	$8,534
Distributable cash flow	$7,566	$8,666	$27,244	$20,828	n/a
EBITDA	$12,432	$12,552	$41,677	$32,432	n/a
Depreciation, amortization and accretion (100% basis)	$8,628	$7,353	$25,476	$19,184	$2,209
Total debt principal outstanding at end of period	$212,000	$215,000	$212,000	$215,000	n/a
Capital spending (100% basis):
Capital expenditures, net of contributions in aid of
construction costs, for property, plant and equipment	$17,936	$48,799	$118,052	$131,425	$4,999
Investments in and advances to Evangeline	--	320	301	384	--
Total	$17,936	$49,119	$118,353	$131,809	$4,999

Exhibit B
Duncan Energy Partners L.P.
Selected Financial and Operating Data
For the Three Months Ended September 30, 2008 and 2007; Nine Months Ended September 30, 2008;
   Eight Months Ended September 30, 2007; and One Month Ended January 31, 2007
 (Dollars in thousands, operating data as noted)

					Duncan Energy
					Partners
	Duncan Energy Partners				Predecessor
	For the Three		For the Nine	For the Eight	For the One
	Months Ended September 30,		Months Ended September 30,		Month Ended
	2008	2007	2008	2007	January 31, 2007
Gross operating margin by segment:
NGL and Petrochemical Storage Services	$9,238	$7,652	$22,887	$25,073	$1,770
Onshore Natural Gas Pipelines & Services	4,543	3,308	17,515	7,364	1,605
Petrochemical Pipeline Services	2,497	3,047	8,802	8,551	2,700
NGL Pipelines & Services	4,650	5,135	14,641	13,658	1,646
Total non-GAAP gross operating margin	$20,928	$19,142	$63,845	$54,646	$7,721
Adjustments to reconcile non-GAAP gross operating
margin to GAAP operating income:
Depreciation, amortization and accretion in operating
costs and expenses	(8,469)	(7,249)	(25,114)	(18,967)	(2,209)
Gain from asset sales and related transactions	64	17	402	19	--
General and administrative costs	(1,614)	(1,146)	(5,333)	(2,529)	(477)
Operating income per GAAP	$10,909	$10,764	$33,800	$33,169	$5,035

Selected operating data:
Onshore Natural Gas Pipelines & Services, net:
Natural gas throughput volumes (BBtus/d)	693	761	711	721	701
Petrochemical Pipeline Services:
Petrochemical transportation volumes (MBPD)	33	39	38	37	37
NGL Pipelines & Services:
Dedicated transportation volumes (MBPD)	73	73	73	72	67

Exhibit C
Duncan Energy Partners L.P.
Reconciliations of Unaudited Non-GAAP Financial Measures to Our GAAP Financial Measures
Distributable Cash Flow
For the Three Months Ended September 30, 2008 and 2007; Nine Months Ended September 30, 2008; and
   Eight Months Ended September 30, 2007
 (Dollars in thousands)

The following table presents our calculation of distributable cash flow for the periods indicated and reconciles these amounts to net cash flows provided by operating activities for the same periods.

	For the Three		For the Nine	For the Eight
	Months Ended September 30,		Months Ended September 30,
	2008	2007	2008	2007
Net income	$3,803	$4,494	$16,439	$12,965
Adjustments to derive distributable cash flow
(add or subtract as indicated by sign of number):
Amortization in interest expense	32	32	97	85
Depreciation, amortization and accretion in costs and expenses	8,596	7,321	25,379	19,099
Deferred income tax expense	(10)	2	(28)	64
Equity in (income) loss of Evangeline	(311)	5	(697)	(155)
Gain from asset sales and related transactions	(64)	(17)	(402)	(19)
Proceeds from asset sales and related transactions	53	3,254	398	3,256
Sustaining capital expenditures	(3,332)	(4,434)	(9,122)	(10,574)
Changes in fair market value of financial instruments	(140)	158	(131)	157
Accrued repair costs related to Hurricanes Ike and Gustav	877	--	877	--
Parent 34% interest in adjustments to determine distributable cash flow	(1,938)	(2,149)	(5,566)	(4,050)
Distributable cash flow	$7,566	$8,666	$27,244	$20,828
Adjustments to distributable cash flow to derive net cash flows provided by operating activities (add or subtract as indicated by sign of number):
Proceeds from asset sales and related transactions	(53)	(3,254)	(398)	(3,256)
Sustaining capital expenditures	3,332	4,434	9,122	10,574
Parent interest in income of subsidiaries	4,348	3,188	9,365	13,840
Accrued repair costs related to Hurricanes Ike and Gustav	(877)	--	(877)	--
Parent 34% interest in adjustments to derive distributable cash flow (see above)	1,938	2,149	5,566	4,050
Net effect of changes in operating accounts	(5,280)	6,903	(28,125)	40,945
Net cash flows provided by operating activities	$10,974	$22,086	$21,897	$86,981

Exhibit D
Duncan Energy Partners L.P.
Reconciliations of Unaudited Non-GAAP Financial Measures to Our GAAP Financial Measures
EBITDA
For the Three Months Ended September 30, 2008 and 2007; Nine Months Ended September 30, 2008; and
   Eight Months Ended September 30, 2007
 (Dollars in thousands)

The following table presents our calculation of EBITDA for the periods indicated and reconciles these amounts to net cash flows provided by operating activities for the same periods.

	For the Three		For the Nine	For the Eight
	Months Ended September 30,		Months Ended September 30,
	2008	2007	2008	2007
Net income	$3,803	$4,494	$16,439	$12,965
Additions to net income (net of Parent Interest in subsidiary amounts)
to derive EBITDA:
Interest expense (including related amortization), net	2,887	3,180	8,353	6,721
Provision for income taxes, net	25	22	44	96
Depreciation, amortization and accretion in costs and expenses, net	5,717	4,856	16,841	12,650
EBITDA	$12,432	$12,552	$41,677	$32,432
Adjustments to EBITDA to derive net cash flows provided by operating activities (add or subtract as indicated by sign of number):
Interest expense, net	(2,887)	(3,180)	(8,353)	(6,721)
Provision for income taxes, net	(25)	(22)	(44)	(96)
Depreciation, amortization and accretion in costs and expenses not
reflected in EBITDA, net	2,879	2,465	8,538	6,449
Equity in (income) loss of Evangeline	(311)	5	(697)	(155)
Amortization in interest expense	32	32	97	85
Deferred income tax expense	(10)	2	(28)	64
Parent interest in income of subsidiaries	4,348	3,188	9,365	13,840
Gain from asset sales and related transactions	(64)	(17)	(402)	(19)
Changes in fair market value of financial instruments	(140)	158	(131)	157
Net effect of changes in operating accounts	(5,280)	6,903	(28,125)	40,945
Net cash flows provided by operating activities	$10,974	$22,086	$21,897	$86,981

Exhibit E
Duncan Energy Partners L.P.
Parent Interest Calculations
For the Three Months Ended September 30, 2008 and 2007; Nine Months Ended September 30, 2008; and
   Eight Months Ended September 30, 2007
 (Dollars in thousands)

 In connection with our initial public offering in February 2007, Enterprise Products Operating LLC (“EPO”) contributed a 66% equity interest in Mont Belvieu Caverns, Acadian Gas, Lou-Tex Propylene, Sabine Propylene and South Texas NGL to us.  EPO retained the remaining 34% equity interest in each of these entities.  We account for EPO’s share of our subsidiaries’ net assets and income as Parent interest in a manner similar to minority interest. The following table presents our calculation of the Parent’s interest in the income of our subsidiaries for the three months ended September 30, 2008 and 2007:

		For The Three		For the Three
		Months Ended		Months Ended
		September 30,		September 30,
		2008		2007
Net income amounts:
Mont Belvieu Caverns’ net income (before special allocation of operational
measurement gains and losses)	$3,814		$3,824
Add (Deduct) operational measurement losses(gains) allocated to Parent	(1,129)	$1,129	936	$(936)
Remaining Mont Belvieu Caverns’ net income to allocate to partners	2,685		4,760
Multiplied by Parent 34% interest in remaining net income	x 34%		x 34%
Mont Belvieu Caverns’ net income allocated to Parent	$913	913	$1,618	1,618

Acadian Gas net income multiplied by Parent 34% interest		733		364
Lou-Tex Propylene net income multiplied by Parent 34% interest		390		660
Sabine Propylene net income multiplied by Parent 34% interest		96		89
South Texas NGL net income multiplied by Parent 34% interest		1,087		1,393
Parent interest in income of subsidiaries		$4,348		$3,188

The following table presents our calculation of the Parent’s interest in the income of our subsidiaries for the nine and eight months ended September 30, 2008 and 2007, respectively:

		For The Nine		For the Eight
		Months Ended		Months Ended
		September 30,		September 30,
		2008		2007
Net income amounts:
Mont Belvieu Caverns’ net income (before special allocation of operational
measurement gains and losses)	$7,832 2		$15,376
Add (Deduct) operational measurement losses(gains) allocated to Parent	3,788	$(3,788)	(3,209)	$3,209
Remaining Mont Belvieu Caverns’ net income to allocate to partners	11,620		12,167
Multiplied by Parent 34% interest in remaining net income	x 34%		x 34%
Mont Belvieu Caverns’ net income allocated to Parent	$3,951	3,951	$4,137	4,137

Acadian Gas net income multiplied by Parent 34% interest		3,620		610
Lou-Tex Propylene net income multiplied by Parent 34% interest		1,776		1,922
Sabine Propylene net income multiplied by Parent 34% interest		287		238
South Texas NGL net income multiplied by Parent 34% interest		3,519		3,724
Parent interest in income of subsidiaries		$9,365		$13,840